Exhibit 99.1

SWIFT TRANSPORTATION CO., INC. REPORTS
THIRD QUARTER RESULTS

Phoenix, AZ – October 20, 2004 — Swift Transportation Co., Inc. (NASDAQ-NMS: SWFT), the nation’s largest truckload fleet operator, today reported its results for the three and nine months ended September 30, 2004.

Revenues for the third quarter of 2004 increased 16.6% to $727.3 million, compared with $623.9 million for the corresponding quarter of 2003. The third quarter of 2004 includes $47.7 million of fuel surcharge revenue versus $21.3 million in the third quarter of 2003. Excluding this fuel surcharge revenue, the increase in revenues would have been 12.8%. Net earnings were $25.7 million, or 32 cents per share, compared to $24.6 million, or 29 cents per share, for the third quarter of 2003. The third quarter of 2004 results include a $841,000 noncash pre-tax charge for the increase in market value of the interest rate derivative agreements of M.S. Carriers, while the third quarter of 2003 results include the benefit of a $1.8 million pre-tax adjustment for the reduction in market value of interest rate derivative agreements. The Company’s earnings per share prior to the effect of the interest rate derivatives would have been 33 and 28 cents per share for the third quarter of 2004 and 2003, respectively.

For the nine months ended September 30, 2004, the Company’s revenues increased 15.9% to $2.041 billion from $1.760 billion in 2003. The first nine months of 2004 include $115.1 million of fuel surcharge revenue versus $67.8 million in 2003. Excluding this fuel surcharge revenue, the increase in revenues would have been 13.8%. Net earnings were $66.7 million or 81 cents per share, compared to $52.6 million or 62 cents per share in 2003. The results for the nine months ended September 30, 2004 and 2003 include the benefit of a $1.6 million and $670,000 noncash pre-tax adjustment for the reduction in market value of interest rate derivative agreements of M.S. Carriers. The Company’s earnings per share prior to the effect of the interest rate derivatives would have been 80 and 62 cents per share for the first nine months of 2004 and 2003, respectively.

Our effective tax rate for the third quarter of 2004 was 34% compared to 38% for the third quarter of 2003. The lower rate is due to a lower than originally anticipated state tax rate resulting from the completion and filing of our 2003 state tax returns, including the adjustment of our deferred taxes to the revised rate, offset by the effect of the Company’s recently implemented driver per diem program, a portion of which is non-deductible. We anticipate that our fourth quarter tax rate will be approximately 36%. However, we anticipate that our tax rate will increase in 2005 to approximately 40%. We anticipate an increase in 2005 due to the impact of a full year of driver per diem and that we will receive no benefit for adjustment of cumulative deferred taxes as is occurring in 2004.

Jerry Moyes, Chairman and Chief Executive Officer, said, “Our average cost per gallon for fuel was 30% higher in this quarter than the third quarter of 2003 as we continue to experience abnormally high fuel costs. We estimate these higher fuel prices negatively impacted our earnings by five cents per share in the current quarter. We are addressing the structure of our fuel surcharge program with our customers in order to close the gap between the increased prices and recovery through fuel surcharges.”

Management believes the presentation of earnings without the impact of the interest rate derivative agreements is useful in comparing the results from period to period due to the historical volatility of the interest rate derivative agreements.

Swift will hold a conference call to discuss these results at 11:00 AM Eastern time on Wednesday October 20, 2004. Individuals with questions may dial in at 1-800-480-8614. For others, the conference call will be broadcast live on the Internet at http://www.companyboardroom.com/ and may also be accessed through the Company’s web site, http://www.swifttrans.com/. Replays will be available on these websites for two weeks.

This press release contains statements that may constitute forward-looking statements, usually identified by words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements include, but are not limited to, statements concerning future operating results, our anticipated tax rate for the remainder of 2004 and for fiscal 2005, as well as other information. Such statements are based upon the current beliefs and expectations of Swift’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

As to Swift’s business and financial performance generally, important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the following: (i) excess capacity in the trucking industry; (ii) significant increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees and insurance premiums, to the extent not offset by increases in freight rates or fuel surcharges; (iii) difficulty in attracting and retaining qualified drivers and owner operators, especially in light of the current shortage of qualified drivers and owner operators; (iv) recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries (such as retail and manufacturing) in which the Company has a significant concentration of customers; (v) seasonal factors such as harsh weather conditions that increase operating costs; (vi) increases in driver compensation to the extent not offset by increases in freight rates; (vii) the inability of the Company to continue to secure acceptable financing arrangements; (viii) the ability of the Company to continue to identify and combine acquisition candidates that will result in successful combinations; (ix) an unanticipated increase in the number of claims for which the Company is self insured; (x) a significant reduction in or termination of the Company’s trucking services by a key customer; (xi) the loss of key executives; (xii) new or more comprehensive regulations with respect to fuel emissions, hours in service, or ergonomics; (xiii) a spill or other accident involving hazardous substances; (xiv) the depressed market for used equipment, particularly tractors; (xv) the possibility that the Company may not realize the expected benefits of its litigation settlement with an insurance carrier; (xvi) our rating assigned by the Federal Motor Carrier Safety Division, which was recently proposed as “conditional,” (xvii) the impact of the Department of Transportation’s recently adopted regulations concerning the maximum number of hours of service that commercial truck drivers may operate and (xviii) the impact of ongoing governmental investigations and reviews involving the Company.

A discussion of these and other factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in the most recent Annual Report on Form 10-K of Swift, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (http://www.sec.gov). We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Further, nothing herein shall constitute an adoption or approval of any analyst report regarding the Company, nor any undertaking to update or comment upon analysts’ expectations in the future.

Swift is the holding company for Swift Transportation Co., Inc., a truckload carrier headquartered in Phoenix, Arizona. Swift’s trucking subsidiary operates the largest fleet of truckload carrier equipment in the United States with regional operations throughout the continental United States.

Condensed, consolidated statements of earnings for the three and nine months ended September 30, 2004 and 2003 are as follows:

Swift Transportation Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited)
(In thousands, except per share amounts)

	Three months ended						Nine months ended
	September 30,						September 30,
	2004		2003		2004		2003

Operating revenue	$727,318	100%	$623,875	100%	$2,040,724	100%	$1,760,087	100%
Operating expenses:
Salaries, wages and benefits	245,328	33.7	220,091	35.3	715,980	35.1	641,746	36.5
Operating supplies and expenses	70,218	9.7	58,849	9.4	200,488	9.8	172,004	9.8
Fuel	119,751	16.5	83,104	13.3	312,722	15.3	243,683	13.8
Purchased transportation	131,128	18.0	110,428	17.7	359,358	17.6	301,765	17.1
Rental expense	18,808	2.6	20,148	3.2	60,608	3.0	59,157	3.4
Insurance and claims	22,739	3.1	28,507	4.6	69,563	3.4	76,548	4.3
Depreciation and amortization	49,874	6.9	38,980	6.2	133,952	6.6	112,713	6.4
Communication and utilities	7,628	1.0	7,459	1.2	22,792	1.1	21,196	1.2
Operating taxes and licenses	16,768	2.3	14,157	2.3	46,027	2.3	36,076	2.1

Total operating expenses	682,242	93.8	581,723	93.2	1,921,490	94.2	1,664,888	94.6

Operating income	45,076	6.2	42,152	6.8	119,234	5.8	95,199	5.4
Interest expense	5,980	.9	3,196	.5	13,451	.6	11,711	.7
Interest income	(135)		(198)		(775)		(494)
Other (income) expense	319		(502)	(.1)	2,570	.1	(922)	(.1)

Earnings before income taxes	38,912	5.3	39,656	6.4	103,988	5.1	84,904	4.8
Income taxes	13,213	1.8	15,080	2.5	37,301	1.8	32,270	1.8

Net earnings	$25,699	3.5%	$24,576	3.9%	$66,687	3.3%	$52,634	3.0%

Diluted earnings per share	$.32		$.29		$.81		$.62

Shares used in per share calculations	80,623		84,908		82,168		84,603

Contact: Jerry Moyes, President, or Gary Enzor, CFO of Swift Transportation Co., Inc.
(602) 269-9700

Swift Transportation Co., Inc. and Subsidiaries

Operating Statistics

(Excluding Fuel Surcharge)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Total Miles *	498,831	457,727	1,426,492	1,310,953
Loaded Miles *	435,878	396,532	1,242,070	1,128,247
Trucking Revenue *	$662,269	$576,828	$1,877,048	$1,626,409
Revenue per Tractor per day	$590	$549	$571	$540
Revenue per loaded mile	$1.5194	$1.4547	$1.5112	$1.4415
Average Linehaul Tractors	17,536	16,408	17,136	15,775
Deadhead Percentage	12.62%	13.37%	12.93%	13.94%
Period End Linehaul Tractor Count	15,167	13,593	15,167	13,593
Company	3,676	3,678	3,676	3,678
Owner Operator	—	—	—	—

Total	18,843	17,271	18,843	17,271

*	In Thousands

Selected Balance Sheet Data
(in thousands)

	September 30,	December 31,
	2004	2003
Cash	$13,245	$19,055
Total Assets	$1,991,381	$1,820,943
Debt, capital leases and securitization	$510,466	$418,514
Total Liabilities	$1,174,255	$976,328
Equity	$817,126	$844,615

Swift Transportation Co., Inc. and Subsidiaries

Selected Cash Flow Statement Data
(in thousands)

	Nine Months Ended
	September 30,
	2004	2003
Net cash provided by operating activities	$272,456	$219,780

Capital expenditures (net of disposal proceeds)	$(242,330)	$(142,944)
Other investing activities	(4,814)	(62,890)

Net cash used in investing activities	$(247,144)	$(205,834)

Purchase of treasury stock	$(131,155)	$(18,869)
Other financing activities	100,226	12,281

Net cash used in financing activities	$(30,929)	$(6,588)